EXHIBIT 99.1

               JOULE INC. ANNOUNCES GOING PRIVATE MERGER AGREEMENT
                               AT $1.70 PER SHARE

        Edison, New Jersey (March 19, 2004) - JOULE Inc. (AMEX:JOL) announced today that it has entered into an Agreement and Plan of Merger (the "Merger Agreement") with JAC Acquisition Company, Inc., ("JAC") a Delaware corporation owned by Emanuel N. Logothetis, the founder, Chairman of the Board and Chief Executive Officer of Joule, members of his immediate family and John G. Wellman, Jr., President and Chief Operating Officer of Joule (collectively, the "JAC Group").

        If the merger is consummated, JAC will merge with and into Joule, with Joule as the surviving corporation. Each share of Joule common stock, other than shares of common stock held by the JAC Group, which will be contributed to JAC immediately prior to the Merger in exchange for shares of JAC common stock, and shares of common stock held by stockholders who perfect appraisal rights under Delaware law, will be converted into the right to receive the merger consideration of $1.70 per share in cash, without interest. The common stock of Joule will cease to be listed on the American Stock Exchange, Joule will cease to file periodic reports with the Securities and Exchange Commission ("SEC") and Joule will be a privately-held company owned solely by the members of the JAC Group.

        The special committee of independent directors of Joule (the "Special Committee"), which had been appointed to review the initial proposal by the JAC Group to take Joule private through a cash tender offer followed by a short-form merger, was reconstituted on January 15, 2004 to review, and make recommendations with respect to, the previously announced merger proposal made by the JAC Group at $1.54 per share as an alternative going-private transaction. Following discussions between the members of the Special Committee and the JAC Group, the merger consideration was increased to $1.70 per share. The Special Committee received an opinion from Updata Capital, Inc., its independent financial advisor, that the $1.70 per share merger consideration is fair, from a financial point of view, to stockholders of Joule other than the JAC Group. Based on such opinion and other factors considered by the Special Committee, the Special Committee determined that the merger is fair to the unaffiliated stockholders of Joule and recommended that the board of directors approve the Merger Agreement. The board of directors of Joule, with the two members who are members of the JAC Group who participated in the meeting abstaining, approved the Merger Agreement.

        The merger consideration represents a 30.8% premium over the closing price of Joule common stock on August 20, 2003, the last full trading day before the public announcement of the JAC Group's original proposal to take Joule private, a 58.9% premium over the average closing price of Joule common stock between January 1, 2003, and August 20, 2003 and a 63.5% premium over the average closing price of Joule common stock for the twelve-month period ended August 20, 2003.

        The members of the JAC Group, who together own approximately 71.6% of the outstanding common stock of Joule, intend to adopt the Merger Agreement by written consent in their capacity as the holders of in excess of a majority of the outstanding Joule common stock. Although the approval of the other stockholders of Joule is not required in order to complete the merger, Joule is required to file certain information with the SEC and to provide its stockholders with an information statement prior to completing the merger. The merger is conditioned on, among other things, the board of directors of Joule or the Special Committee not having

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withdrawn or materially modified its approval and recommendation of the Merger
Agreement. There can be no assurance that the merger will be consummated.

        Joule will promptly file a preliminary information statement and related materials with the SEC. Upon the expiration of the applicable period to permit the SEC to review the preliminary information statement, Joule will file with the SEC and mail to Joule's stockholders a definitive information statement. The definitive information statement will contain important information regarding the merger, including the recommendation of the Special Committee and the approval of the board of directors of Joule in respect of the Merger Agreement. It is anticipated that the merger will be consummated promptly after the expiration of the twenty-day waiting period following the mailing of the definitive information statement required by applicable law. Stockholders of Joule are advised to read carefully the definitive information statement and related materials, and any amendments or supplements thereto, which may be obtained without charge at the SEC's website at www.sec.gov as they become available.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Joule. This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the financing and other conditions to any proposed transaction, general economic conditions and other factors that may be identified in filings made with the SEC by Joule or the JAC Group.

        Joule Inc. is a staffing company providing a variety of technical, commercial and industrial services. Joule Inc. operates 15 branch offices, primarily in the greater New Jersey area as well as Alabama, Illinois and Massachusetts.